Exhibit 99.1

llini Corporation

3200 West Iles Avenue

Springfield, Illinois  62704

Tel (217) 787-5111  Fax (217) 547-9651

NEWS RELEASE

For Immediate Release

Media Contact:

George A. Rosenbaum, C.F.O.

217/787-5111

BOARD OF GOVERNORS DENIES

ILLINI MERGER WITH EFFINGHAM BANK

SPRINGFIELD, IL.  January 3, 2003. The Board of Governors of the Federal Reserve System informed Illini Corporation on December 23, 2002, that it had denied approval of Illini’s application to acquire Illinois Community Bancorp in Effingham.  Illini notified the Board that it will appeal the decision. Illini released a written statement.

“Before signing the agreement to acquire ICB, Illini consulted with the Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, and Office of Banks and Real Estate. None objected to the merger. Agreement was reached in November 2001, and Illini filed for approval in December 2001. Shortly thereafter, the merger was approved without adverse comment by the Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, and the Illinois Office of Banks.

“In the summer of 2002, the Board of Governors informed Illini that they would only consent to the acquisition if Illini agreed to several restrictive conditions.  Illini discussed the conditions with the staff of the Board of Governors but was unsuccessful in convincing them that the conditions would require Illini to renegotiate the merger in a way that would both change the economics of the transaction and adversely affect Illini’s ability to operate ICB.  Accordingly, Illini informed the Board that it could not agree to the conditions.  The Board informed Illini of its decision to deny in late December.

“By its action, the Board of Governors has, for the first time, unilaterally overridden the Federal Reserve Bank of Chicago, the F.D.I.C., and the Illinois Office of Banks in an application for approval.  That as well as issues will be addressed by Illini in its appeal of the decision.

“Illini believes that the acquisition, as originally structured, would been in the best interest of both institutions and their shareholders.  We regret that the Board did not agree.  Regardless of the final outcome, Illini believes the denial will have no material effect on Illini’s future earnings.”

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This news release may include forward-looking statements based on the Company’s expectations and assumptions that are subject to numerous risks and uncertainties that could cause actual results to materially differ from those anticipated. Such risks and uncertainties include, among others, general business and economic conditions, and competitive and regulatory actions.